Grant Thornton LLP
757 Third Avenue, 9th Floor
New York, NY 10017-2013

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www.GrantThornton.com


May 15, 2015

Board of Trustees
Bluepoint Trust
350 Madison Avenue, 9th Floor
New York, NY 10017




Dear Trustees:

We are providing this letter solely for inclusion as an exhibit to Sub-Item 77L of Bluepoint Trust's (the
"Fund"") Form NSAR-A filing pursuant to Item 601 of
Regulation S-K.

As stated in Note 2 to the unaudited financial statements included in the Fund's Semi-annual Report on Form N-CSRS for the six-month period ended March 31, 2015, the Fund changed its accounting for determining the amounts of realized gains and losses from the high cost method to the minimum tax method.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management's business planning and judgment and on management's determination that this change in accounting principle is preferable.

Based on our reading of management's stated reasons and justification for this change in accounting principle in Sub-Item 77L of the Form NSAR-A, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Fund's circumstances.

We have not audited or reviewed the application of the aforementioned accounting change to the financial statements included in the Fund's Form N-CSRS. We also have not audited any financial statements of the Fund as of any date or for any period subsequent to September
30, 2014. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America.
Sincerely,

/s/ GRANT THORNTON LLP
New York, New York